UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2016

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA	92626
(Address of principal effective offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

 _____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 3, 2016, John B. Hollister filed to dismiss his complaint against Nemus Bioscience, Inc. (the "Company") and the Company's Co-Founder and Executive Chairman Mr. Cosmas N. Lykos, and the Company and Mr. Lykos filed to dismiss their complaint against Hollister filed on January 25, 2016 containing claims against him for defamation, false light, unfair competition, breach of contract, breach of fiduciary duty and fraud.

Hollister's employment as the Company's Chief Executive Officer was terminated by the Company on August 24, 2015 for good and lawful reasons by the Company's Board of Directors as the Company decided to go in a different direction.  As stated in the Company's December 28, 2015 Form 8-K, the Company maintains that Hollister's complaint and subsequent pleadings were grossly inaccurate and his claims were entirely without merit alleging various causes of action arising out of his termination, including a breach of contract claim.  The signed Settlement and Release of Claims Agreement is attached hereto as Exhibit 99.1 and includes a letter from Hollister to the Company and Mr. Lykos in which Hollister states:

"I regret initiating this litigation. I now know that neither Nemus Bioscience, Inc. nor Mr. Lykos engaged in any wrongful conduct.  I wish Nemus Bioscience, Inc. and Mr. Lykos the best in their future endeavors, which I hope and expect will be successful."

Neither the Company nor Mr. Lykos made any payment to Hollister to resolve the lawsuit or otherwise.

According to the Orange County Superior Court's online case records posted on August 11, 2016, the court entered the order for dismissal of the entire action with prejudice effective as of the August 3, 2016 filing date.

Item 9.01 Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Settlement And Release Of Claims

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: August 11, 2016	By:	/s/ Elizabeth Berecz
Elizabeth Berecz Chief Financial Officer

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